EXHIBIT 4.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NYMEX HOLDINGS, INC.

NYMEX Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

2. (a) Upon the filing of this Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), each and every share of Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into such number of fully paid and nonassessable shares of Common Stock (as defined below) calculated in accordance with Article FOURTH, Section (b), 7(b)(i) of the Corporation’s certificate of incorporation in effect immediately prior to the Effective Time.

(b) Immediately upon conversion as provided in paragraph 2(a) above, each holder of shares of Series A Preferred Stock shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificate(s) representing such shares of Common Stock shall not then actually be delivered to such Person (as defined below). Upon written notice from the Corporation, each holder of shares of Series A Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series A Preferred Stock) certificate(s) representing the shares of Series A Preferred Stock so converted.

(c) Immediately upon conversion as provided in paragraph 2(a) above, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except for the rights of holders thereof to (i) receive certificate(s) for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights and benefit from the privileges to which they are entitled as holders of shares of Common Stock.

3. The certificate of incorporation of the Corporation, originally filed on February 10, 2000, is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is NYMEX Holdings, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

(a) The total number of shares of stock that the Corporation shall have authority to issue shall be 181,909,600 shares of common stock, each having a par value of $0.01, and shall include (a) 24,480,000 shares of Series A-1 Common Stock (the “Series A-1 Common Stock”), (b) 24,480,000 shares of Series A-2 Common Stock (the “Series A-2 Common Stock”), (c) 24,480,000 shares of Series A-3 Common Stock (the “Series A-3 Common Stock,” and, together with the Series A-1 Common Stock and Series A-2 Common Stock, the “Series A Common Stock”), (d) 2,161,600 shares of Series B-1 Common Stock (the “Series B-1 Common Stock”), (e) 2,161,600 shares of Series B-2 Common Stock (the “Series B-2 Common Stock”), (f) 2,161,600 shares of Series B-3 Common Stock (the “Series B-3 Common Stock,” and, together with the Series B-1 Common Stock and Series B-2 Common Stock, the “Series B Common Stock”), (g) 22,060,000 shares of common stock, (h) 73,440,000 shares of common stock which may only be issued upon conversion of the shares of Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock in accordance with Article FIFTH, Section (c) and (i) 6,484,800 shares of common stock which may only be issued upon conversion of the shares of Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock in accordance with Article FIFTH, Section (c). The Series A Common Stock and the Series B Common Stock are collectively referred to herein as shares of “Restricted Common Stock” and the other shares of common stock are referred to herein as shares of “Common Stock.” All shares of Restricted Common Stock that automatically convert into shares of Common Stock pursuant to Article FIFTH, Section (c), shall be retired and shall not assume the status of authorized shares or be available for reissuance. Upon the conversion and retirement of all of the shares of Restricted Common Stock and the filing of the certificate contemplated by Section 243 of the DGCL, the total number of authorized shares shall be 101,984,800.

(b) Except as otherwise expressly provided in Section 9(k) of the Transaction Agreement by and among New York Mercantile Exchange, Inc. (the “Exchange”), the Corporation and Commodity Exchange, Inc. (“COMEX”), dated September 20, 2006 (the “COMEX Transaction Agreement”), the powers, preferences and rights of (i) the holders of Series A-1 Common Stock and the holders of Series B-1 Common Stock, (ii) the holders of Series A-2 Common Stock and the holders of Series B-2 Common Stock and the (iii) the holders of Series A-3 Common Stock and the holders of Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

(c) Except as otherwise expressly provided in Section 9(k) of the COMEX Transaction Agreement and Article FIFTH hereof, the powers, preferences and rights of the holders of Common Stock, Series A-1 Common Stock, Series A-2 Common Stock, Series A-3 Common Stock, Series B-1 Common Stock, Series B-2 Common Stock and Series B-3 Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical.

FIFTH:

(a) Subject to the other paragraphs of this Article FIFTH, upon surrender to the Corporation or to any transfer agent of the Corporation of a certificate for shares of Common Stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation or its transfer agent shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books.

(b) Each holder of shares of Restricted Common Stock will not, during the applicable Restricted Period (as defined below), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Common Stock or any securities convertible into or exercisable or exchangeable for Restricted Common Stock (including without limitation, shares of Restricted Common Stock of which such holder may be deemed to be a Beneficial Owner (as defined below) and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Restricted Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Restricted Common Stock, other securities, cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the period beginning on the effective date of the registration statement relating to the Initial Public Offering (as defined below) and ending on the date that is 180 days after such effective date, the Corporation issues an earnings release or material news or a material event relating to the Corporation occurs; or (2) prior to the expiration of such 180-day period, the Corporation announces that it will release earnings results during the 16-day period beginning on the last day of such 180-day period, the restrictions imposed by this Article FIFTH, Section (b) shall continue to apply with respect to shares of Restricted Common Stock that were to convert into shares of Common Stock upon the expiration of such 180-day period until the expiration of an 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event. Each certificate evidencing ownership of shares of Restricted Common Stock shall bear a legend prominently noting such restrictions on transfer contained in this Article FIFTH, Section (b), and in furtherance of the foregoing, the Corporation and any duly appointed transfer agent for the registration or transfer of the shares of Restricted Common Stock described herein are hereby authorized to decline to make any transfer of shares of Restricted Common Stock if such transfer would constitute a violation or breach of this Article FIFTH, Section (b).

(c) The term “Restricted Period” means each of the periods commencing on the date of the Initial Public Offering and ending (x) with respect to the shares of Series A-1 Common Stock and Series B-1 Common Stock, 180 days thereafter, unless a later date is mandated by the second sentence of Article FIFTH, Section (b), above, and in such case as of such later date, (y) with respect to the shares of Series A-2 Common Stock and Series B-2 Common Stock, 360 days thereafter, and (z) with respect to the shares of Series A-3 Common Stock and Series B-3 Common Stock, 540 days thereafter so that none of the shares of Restricted Common Stock shall be subject to restrictions on transfer contained in this Article FIFTH as of such 540th day. Immediately following the expiration of the relevant Restricted Period, the applicable shares of Restricted Common Stock shall automatically convert, without any action by the holder, into the same number of shares of Common Stock. The board of directors of the Corporation (the “Board of Directors”) shall have the authority, in its sole and absolute discretion, to reduce the duration of, or to remove, in whole or in part, any Restricted Period and, in connection therewith, cause the conversion of all or any portion of the outstanding shares of Series A Common Stock and Series B Common Stock into the same number of shares of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Restricted Common Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Restricted Common Stock.

(d) Notwithstanding any other provision of this Article FIFTH, the following transfers of Restricted Common Stock shall be permitted but shall not shorten the Restricted Period: (i) transfers of shares of Restricted Common Stock (1) to the transferor’s spouse, child, stepchild, grandchild or great-grandchild (each such person, an “Immediate Family Member”), (2)(x) to a trust established for the benefit of the transferor or an Immediate Family Member of the transferor or (y) from such a trust to the beneficiary and/or the grantor of such trust, (3) to the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (4) to the estate of a deceased stockholder and such transfer was pursuant to the deceased stockholder’s will or the applicable laws of descent and distribution, (5) to the beneficiary of an estate referred to in clause (4) above, provided that the transferor is such estate and such beneficiary is an Immediate Family Member of the deceased stockholder or a trust for the sole benefit of such Immediate Family Member, or (6) pursuant to a pledge as collateral or assignment for the benefit of the Exchange and the clearing members of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange in each case where the transferee receives the same series of Restricted Common Stock as held by the transferor, (ii) transfers to satisfy claims of the Exchange as permitted or required under the certificate of incorporation, bylaws, rules or regulations of the Exchange or (iii) any redemption by the Corporation or other transfer (where the transferee receives the same series of Restricted Common Stock as held by the transferor) that has been approved by the Board of Directors in its sole and absolute discretion.

(e) (i) Except as otherwise provided in this Article FIFTH, Section (e), no Person, either alone or together with any Related Persons (as defined below),

shall be permitted at any time to be a Beneficial Owner of voting securities of the Corporation representing greater than 10% of the voting power of the Corporation (the “Ownership Limitation”); provided that notwithstanding the Ownership Limitation, the General Atlantic Parties (as defined below) may (i) subject to Section 6.1 of the Investor Rights Agreement (as defined below), acquire shares which would cause the General Atlantic Parties to be a Beneficial Owner of voting securities in excess of the Ownership Limitation and (ii) take the other actions specified in Section 6.1 of the Investor Rights Agreement; and provided further that if any Person who is a Beneficial Owner of shares in excess of the Ownership Limitation solely as a result of a reduction in the number of shares of voting stock outstanding due to the repurchase of shares of voting stock by the Corporation, such Person shall not be deemed in violation of this Article FIFTH, Section (e), unless and until such Person, after becoming aware that such Person is a Beneficial Owner of shares in excess of the Ownership Limitation, acquires any additional shares of voting stock.

(ii) If any Person, either alone or together with any Related Persons, at any time becomes a Beneficial Owner of voting securities of the Corporation in excess of the Ownership Limitation in violation of this Article FIFTH, Section (e), such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own shares of stock of the Corporation representing no more than the Ownership Limitation, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding. To the extent that the Corporation does not have funds legally available for such repurchase, the Corporation shall not be obligated to repurchase such shares unless and until funds become legally available therefor.

(iii) In the event the Corporation shall repurchase shares of stock (the “Repurchased Stock”) of the Corporation pursuant to any provision of this Section (e), notice of such repurchase shall be given by first class mail, postage prepaid, mailed not less than five (5) business nor more than 60 calendar days prior to the repurchase date, to the holder of the Repurchased Stock, at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the repurchase date; (2) the number of shares of Repurchased Stock to be repurchased; (3) the aggregate repurchase price, which shall equal the aggregate par value of such shares; and (4) the place or places where such Repurchased Stock is to be surrendered for payment of the aggregate repurchase price. Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the repurchase of Repurchased Stock. From and after the repurchase date (unless default shall be made by the Corporation in providing funds for the payment of the repurchase price), shares of Repurchased Stock which have been repurchased as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Repurchased Stock as a stockholder of the Corporation in respect of such shares of Repurchased Stock

(except the right to receive from the Corporation the repurchase price against delivery to the Corporation of evidence of ownership of such shares) shall cease. Upon surrender in accordance with said notice of evidence of ownership of Repurchased Stock so repurchased (properly assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be repurchased by the Corporation at par value.

(iv) If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Section (e) shall be enforced against such record owner by requiring the sale of shares of stock of the Corporation held by such record owner in accordance with this Section (e), in a manner that will accomplish the Ownership Limitation applicable to such Person and its Related Person.

(f) Definitions. As used in this Article FIFTH and elsewhere in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“Affiliate” means any Person who has the power, whether directly or indirectly, to control a firm or other business entity as well as the direct or indirect ownership of 10% or more of the voting securities of a corporation, association or other entity or ownership of a partnership interest in a partnership.

“Beneficial Owner” means any Person who is a “beneficial owner” as defined in Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act (or any successor rule).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) promulgated thereunder.

“General Atlantic Parties” means General Atlantic Partners 82, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and any Affiliates thereof.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act, and in which the underwriting is lead managed by an internationally recognized investment banking firm and the shares of Common Stock are listed on the New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc. or another internationally recognized stock exchange.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of March 14, 2006, by and among the Corporation and the General Atlantic Parties, as may be amended from time to time.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Related Persons” means, as to any Person (a) any Affiliate of such Person; (b) any other Person(s) with which such Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, holding or disposing of shares of the stock of the Corporation; (c) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable; (d) in the case of a Person that is a natural person, any Immediate Family Member of such natural Person, or any relative of such Immediate Family Member who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries; (e) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (f) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability, as applicable.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors (as defined below) and stockholders:

(a) Upon the Effective Time, the Board of Directors shall consist of fifteen (15) members (each, a “Director”) and the Directors who are to serve from the Effective Time until the first annual meeting of stockholders after the Effective Time (the “Next Annual Meeting”) and until their successors have been duly elected and qualified at such Next Annual Meeting or their earlier death, resignation or removal are those individuals who were serving as Directors immediately prior to the Effective Time.

(b) Until and including the election of Directors to occur at the annual meeting of stockholders in 2011, the Board of Directors shall have a Chairman and a Vice Chairman who shall be designated as Chairman or Vice Chairman by the stockholders of the Corporation. After the annual meeting of stockholders in 2011, upon the affirmative vote of 80% of the entire Board of Directors, the Chairman and Vice Chairman shall be appointed by the Board of Directors from among the members of the Board of Directors rather than elected by the stockholders of the Corporation. In the event of the death, resignation or vacancy of the Chairman, the Vice Chairman shall be the Chairman; in the event of the death, resignation or vacancy of the Vice Chairman, the Board of Directors, by vote of a majority of the Directors then in office, shall appoint a Vice Chairman from among the other Directors. In order to be designated as Chairman or Vice Chairman, such person must be either an individual who, or an officer, director or partner of a corporation, partnership, association, other entity or sole proprietorship that, (i) beneficially owns no less than 10,000 shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution of similar event, and excluding any stock options or unvested restricted stock) of the Corporation both at the time of his election and during the entire one-year period immediately prior to such election and (ii) is nominated in accordance with the procedures determined by the Board of Directors; provided that the stock ownership requirement contained in clause (i) of this Article SIXTH, Section (b) shall not apply to a Chairman or Vice Chairman appointed by the Board of Directors from among the members of the Board of Directors in accordance with this Article SIXTH, Section (b). The Chairman and the Vice Chairman each shall have the power, authority and responsibilities provided in the Bylaws of the Corporation.

(c) From and after the Effective Time and until the Next Annual Meeting:

(i) the Board of Directors shall consist of the following members from each of the categories indicated below:

(1)	One member from the Floor Broker Group, which consists of owners or lessees of Exchange Memberships, who are either individuals or officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship, whose principal commodity-related business is acting as a floor broker on the floor of the Exchange;

(2)	One member from the Futures Commission Merchant Group, which consists of owners or lessees of Class A memberships in the Exchange (“Exchange Memberships”) who are either officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship, the principal commodity-related business of which is the solicitation or acceptance of orders for commodity futures and/or options transactions from customers, and in connection therewith accepts money, securities or other property to margin or guarantee such transactions and which is registered with the Commodity Futures Trading Commission (the “CFTC”) as a Futures Commission Merchant;

(3)	One member from the Trade Group, which consists of owners or lessees of Exchange Memberships who are either officers, directors or partners of a corporation, partnership,

association, other entity or sole proprietorship, the principal commodity-related business of which is the production, processing or commercial use of, or is a merchant dealing in, one or more commodities traded on the Exchange;

(4)	One member from the Local Trader Group, which consists of owners or lessees of Exchange Memberships, who are either individuals or officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship, whose principal commodity-related business is executing trades in Exchange contracts on the floor of the Exchange for their personal accounts;

(5)	Two members from the At Large Group, who are either individuals who, or officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship that, own or lease Exchange Memberships;

(6)	Two members from the Equity Holder Group, who are either individuals who, or officers, directors or partners of a corporation, partnership, association, other entity or sole proprietorship that, own Exchange Memberships and have leased their last or sole Exchange Membership to another party;

(7)	Three Public Directors as described in Article SIXTH, Section (c)(ii) below;

(8)	A Managing Director of General Atlantic LLC, who is designated and elected by the General Atlantic Parties, voting together as a separate class, provided that the number of shares of Common Stock owned, in the aggregate, by the General Atlantic Parties is at least 80% of the number of shares of Common Stock beneficially held by them, in the aggregate, immediately prior to the Effective Time (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event);

(9)	The Chairman, who shall satisfy the qualifications in Article SIXTH, Section (b) above;

(10)	The Vice Chairman, who shall satisfy the qualifications in Article SIXTH, Section (b) above; and

(11)	The President, who must be the officer appointed as “President” by the Board of Directors.

(ii) In order to qualify as a Public Director described in Article SIXTH, Section (c)(i), clause (7) above, a person must (w) be knowledgeable of futures trading or financial regulation or otherwise capable of contributing to the deliberations of the Board of Directors, (x) not be a holder of an Exchange Membership (an “Exchange Member”), an Affiliate of any Exchange Member or an employee of the Exchange, (y) meet the definition of public director set forth in applicable CFTC regulations and (z) meet the definition of independence for audit committee members contained in the applicable listing standards. If, for any reason, a Public Director no longer meets these requirements during his term as Director, the term of such Director shall immediately expire and the vacancy may thereafter be filled by the Board of Directors in accordance with the Bylaws of the Corporation.

(iii) Not more than one partner, officer, director, employee or Affiliate of an Exchange Member or of any member firm of the Exchange (a “Member Firm”), or partner, officer, director or employee of any Affiliate of an Exchange Member or of any Affiliate of a Member Firm, shall be eligible to serve as a Director at one time. If, by reason of a change in affiliation of a Director, election of a Director at any time, or by reason of merger, sale or consolidation of two or more Exchange Members or Member Firms, more than one partner, officer, director, employee, or Affiliate of an Exchange Member or of a Member Firm or partner, officer, director or employee of any Affiliate of such Exchange Member or of any Affiliate of such Member Firm, as the case may be, is a Director, at least one such Director shall resign so that there shall be only one Director who is a partner, officer, director, employee, or Affiliate of such Exchange Member or Member Firm, as the case may be, or partner, officer, director or employee of any Affiliate of such Exchange Member or of any Affiliate of such Member Firm, as the case may be. If one such Director shall fail to resign, the term of all such Directors shall automatically and immediately expire and the vacancy or vacancies shall thereafter be filled by the Board of Directors in accordance with the Bylaws of the Corporation; provided, however, that if one such Director is the Chairman or the Vice Chairman, only the term of the other such Director or Directors shall expire; provided, further, that if two of such Directors are the Chairman and the Vice Chairman, the term of the Chairman shall not expire as aforesaid and the term of the Vice Chairman and any other such Director shall expire as aforesaid. No person shall be permitted to stand for election to the Board of Directors if the election and qualification of such person could result in more than one person who is a partner, officer, director, employee or Affiliate of an Exchange Member or Member Firm or partner, officer, director or employee of any Affiliate of an Exchange Member or of any Affiliate of a Member Firm serving on the Board of Directors.

(d) At and after the Next Annual Meeting:

(i) the Directors shall be divided into two classes, designated Class I and Class II. Class I shall consist of seven (7) Directors, and Class II shall consist of eight (8) Directors. Class I shall be comprised of one (1) Public Director, three

(3) Independent Directors, two (2) At Large Directors and the President and Class II shall be comprised of two (2) Public Directors, two (2) Independent Directors, two (2) At Large Directors, the Chairman and the Vice Chairman, each as described in Article SIXTH, Section (d)(ii) below. The term of the initial Class I Directors shall terminate at the first annual meeting of stockholders following the Next Annual Meeting and the term of the initial Class II Directors shall terminate at the second annual meeting of stockholders following the Next Annual Meeting, or, in each case, upon such Director’s earlier death, resignation, retirement, disqualification or removal. At each annual meeting of stockholders following the Next Annual Meeting, successors to the class of Directors whose term expires at that annual meeting shall be elected for a term ending at the second annual meeting of stockholders following his or her election. A Director shall hold office until the Director’s successor shall be elected and shall qualify, subject, however, to earlier death, resignation, retirement, disqualification or removal from office.

(ii) the Board of Directors shall consist of the following members from each of the categories indicated below:

(1)	Three Public Directors as described in Article SIXTH, Section (d)(iii) below;

(2)	Five Independent Directors as described in Article SIXTH, Section (d)(iv) below;

(3)	Four At Large Directors as described in Article SIXTH, Section (d)(v) below, subject to Article SIXTH, Section (d)(vi) below;

(4)	The Chairman, who shall satisfy the qualifications in Article SIXTH, Section (b) above, subject to Article SIXTH, Section (d)(vi) below;

(5)	The Vice Chairman, who shall satisfy the qualifications in Article SIXTH, Section (b) above, subject to Article SIXTH, Section (d)(vi) below; and

(6)	The President, who must be the officer appointed as “President” by the Board of Directors.

(iii) In order to qualify as a Public Director described in Article SIXTH, Section (d)(ii), clause (1) above, a person must (w) be knowledgeable of futures trading or financial regulation or otherwise capable of contributing to the deliberations of the Board of Directors, (x) not be an Exchange Member, an Affiliate of any Exchange Member or an employee of the Exchange, (y) meet the definition of public director set forth in applicable CFTC regulations and (z) meet the definition of independence for audit committee members contained in the applicable listing standards. If, for any reason, a Public Director no longer meets these requirements during his term as Director, the term of such Director shall immediately expire and the vacancy may thereafter be filled by the Board of Directors in accordance with the Bylaws of the Corporation.

(iv) In order to qualify as an Independent Director described in Article SIXTH, Section (d)(ii), clause (2) above, a person must (x) meet the definition of public director set forth in applicable CFTC regulations and (y) meet the definition of independence for directors contained in the applicable listing standards. If, for any reason, an Independent Director no longer meets these requirements during his term as Director, the term of such Director shall immediately expire and the vacancy may thereafter be filled by the Board of Directors in accordance with the Bylaws of the Corporation.

(v) In order to qualify as an At Large Director described in Article SIXTH, Section (d)(ii), clause (3) above, a person must be either an individual who, or an officer, director or partner of a corporation, partnership, association, other entity or sole proprietorship that, beneficially owns no less than 10,000 shares of Common Stock (as appropriately adjusted for any stock split, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event, and excluding any stock options or unvested restricted stock) of the Corporation both at the time of his election and during the entire one-year period immediately prior to his election. If, for any reason, an At Large Director no longer meets these requirements during his term as Director, the term of such Director shall immediately expire and the vacancy may thereafter be filled by the Board of Directors in accordance with the Bylaws of the Corporation.

(vi) In the event that, after the annual meeting of stockholders in 2011, the Board of Directors elects pursuant to Article SIXTH, Section (b) above to appoint the Chairman and the Vice Chairman from among the members of the Board of Directors, the categories described in Article SIXTH, Section (d)(ii), clauses (4) and (5) above shall no longer apply, and the number of At Large Directors, as described in Article SIXTH, Section (d)(ii), clause (3) above, shall be increased from four (4) to six (6).

(e) In order to be elected at a meeting of stockholders to one of the categories described in Article SIXTH, Section (c) or (d), as applicable, a candidate for election to the Board of Directors must be nominated in accordance with the procedures set forth in the Bylaws of the Corporation whereupon that candidate will be eligible for election at the applicable meeting of stockholders only as a member of the category determined in accordance with the procedures implemented by the Board of Directors. In the event that there is a controversy as to the qualification of a Director, Director elect or Director nominee, the Nominating Committee of the Board of Directors (or the entire Board of Directors, if there is no Nominating Committee) shall make a final determination upon such data as it, in its sole and absolute discretion, determines is necessary, relevant or material. After the annual meeting of stockholders in 2011, the Board of Directors may, upon the affirmative vote of 80% of the entire Board of Directors, eliminate or reduce any or all of the stock ownership requirements for Directors. Any Director who accepts a nomination for election as Chairman or Vice Chairman pursuant to Article SIXTH, Section

(d)(ii), clauses (4) and (5) shall resign from such Director’s current Director position, effective as of the date of the election in which such Director is a candidate for Chairman or Vice Chairman. Except as provided in this Amended and Restated Certificate of Incorporation, any Director who, at any time during his or her term of office, fails to continue to satisfy the category requirements for which he or she was elected or who ceases to qualify to serve on the Board of Directors under Article SIXTH, Section (f) or otherwise, shall thereupon cease to be qualified as a Director and the term of office of such person shall automatically end. Notwithstanding the foregoing, no action of an unqualified Director, the Board of Directors or any committee thereof shall be rendered invalid or otherwise affected solely because a Director becomes or at the time of such action was not qualified.

(f) No person shall serve on the Board of Directors if in violation of Rule 3.03 or any successor rule of the Exchange or if such service would conflict with any final order or decision of the CFTC or if such service would result in the Corporation or one of its subsidiaries failing to comply with any requirements applicable to the Corporation under the Commodity Exchange Act. Without limiting the foregoing, no person shall serve on the Board of Directors (i) who is found by a final, nonappealable decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in CFTC Regulation 1.63 or any successor regulation (a)(6); (ii) whose CFTC registration in any capacity is revoked or suspended; (iii) who is subject to an agreement with the CFTC or any self-regulatory organization not to apply for registration; (iv) who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Exchange Act or any successor provision; or (v) who has been convicted of any felony listed in Section 8a(2)(D)(ii) through (iv) of the Commodity Exchange Act or any successor provision; in each case, for a period of three years from the date of such final decision or settlement agreement or for such time as the Person remains subject to any suspension or expulsion, or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer. All terms used in this Section (f) shall be defined consistent with CFTC Regulation 1.63(a) or any successor regulation.

(g) No person shall be permitted to stand for election for more than one position on the Board of Directors at a single meeting of stockholders.

(h) Any or all of the Directors may be removed for cause by vote of the holders of a majority of the outstanding shares of each class of voting stock of the Corporation voting together as a single class.

(i) Except as set forth in Sections 201(x), 202, 311, 500(B) and 501 of the Exchange’s bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. With respect to Sections 201(x), 202, 311, 500(B) and 501 of the Exchange’s bylaws (relating to certain rights of Exchange Members), the Directors shall (i) not be liable to the Corporation or its stockholders by reason of the actions or omissions of Exchange Members and (ii) be entitled to indemnification and advancement of expenses as provided in the Bylaws of the Corporation. A copy of the Exchange’s bylaws is available, without cost, to any stockholder of the Corporation from the Corporation’s secretary.

SEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least 80% of the entire Board of Directors then in office shall be required to adopt, amend, alter or repeal the Bylaws of the Corporation. The Bylaws of the Corporation also may be adopted, amended, altered or repealed by the affirmative vote of a majority of outstanding shares entitled to vote in connection with the election of Directors. Notwithstanding the foregoing, and regardless of whether the Board of Directors or the stockholders adopt, amend, alter or repeal the Bylaws of the Corporation, those provisions which require the concurrence of the Exchange Members voting in accordance with the Exchange’s bylaws shall in all events require such concurrence.

EIGHTH: No Director will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director, except (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as amended or (iv) for any transaction from which the Director obtained an improper personal benefit.

NINTH: Pursuant to Section 211(e) of the DGCL, Directors shall not be required to be elected by written ballot.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 66  2/3 % of the voting power of the shares entitled to vote at an election of Directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, SIXTH, SEVENTH, EIGHTH and TENTH of this Amended and Restated Certificate of Incorporation or this Article TWELFTH. Further, any amendment to Article SIXTH, Section (i), or to this sentence of Article TWELFTH, shall also require the concurrence of the Exchange Members voting in accordance with the Exchange’s bylaws.

[Execution Page Follows]

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf on November 22, 2006.

NYMEX Holdings, Inc.

By:	/s/ Christopher K. Bowen
Name:	Christopher K. Bowen
Title:	General Counsel, Chief Administrative Officer and Secretary

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